Exhibit 99.1

Contact: Suzy Hollinger 808.525.8422 shollinger@abinc.com

ALEXANDER & BALDWIN REPORTS FIRST QUARTER 2016 RESULTS

Honolulu (May 5, 2016)—Alexander & Baldwin, Inc. (NYSE:ALEX) ("A&B" or "Company") today announced its financial results for the three months ended March 31, 2016.

"We are very pleased with the performance of our commercial assets during the quarter and the progress we’re making in repositioning the portfolio. Leasing Net Operating Income (NOI) was up 7.2% to $22.4 million1, while occupancy remained high at 94%. More importantly, we advanced the migration and expansion of our commercial assets through both the January acquisition of the 139,300-square-foot Manoa Marketplace—the second largest grocery-anchored center in urban Honolulu—and the continued identification and execution of growth opportunities in our existing Hawaii assets," said Chris Benjamin, A&B president & CEO. "A lull in real estate sales during the quarter resulted in an operating loss from our Development business, but we look forward to stronger sales later in the year, particularly the closings of units at The Collection in the fourth quarter. Our Materials & Construction segment continues to perform well, generating EBITDA in the quarter of $10.4 million1, and its outlook remains positive due to a healthy paving backlog. Notwithstanding the significant book losses related to the cessation of sugar operations, the final harvest is progressing on schedule and we continue to expect that the cessation will be neutral from a cash perspective. Additionally, we're advancing our crop trials and diversified agriculture research."

Quarter Highlights & Recent Activity

Commercial Portfolio

•	Increased NOI by 7.2% to $22.4 million[1] and Leasing operating profit by 6.8% to $14.1 million.

•	Acquired the 139,300-square-foot Manoa Marketplace in January, materially enhancing the Hawaii commercial portfolio with a strategic asset.

•	Took ownership of the Kailua Macy's building in March and are finalizing plans for repositioning the asset. Pre-leasing demand has been favorable.

Development/Sales

•	"Topped off" The Collection in April and remain on schedule for late 2016 delivery.

•	Broke ground at the Kamalani project in Kihei, Maui in January and commenced presales of the first 170 units in late April.

•	Achieved positive presales and advanced site work at Keala o Wailea, a 70-unit resort residential condominium joint venture development on Maui.

Materials & Construction

•	Segment contributed $10.4 million[1] of EBITDA, up from $9.5 million[1] in prior year, and operating profit of $8.0 million, up from $7.2 million in prior year.

•	Backlog remains healthy at $226.7 million[2].

Agribusiness

•	Announced sugar cessation in January; final harvest underway.

•	Cessation on track and expected to be cash flow neutral.

•	Furthered the Company's plans for diversified agriculture through crop and grazing trials, technology research and financial analysis.

Financial/Other

•	Agreed to invest $13.5 million in the development of two solar facilities in Mililani, Oahu totaling 6.5 megawatts.

•	Entered into a forward interest rate swap to lock in a fixed rate of 3.135% on $60 million of future financing.

Financial Performance

The Company reported a net loss for the first quarter of 2016 of $7.5 million, or $0.15 per diluted share, which included a $10.3 million after-tax loss from the Agribusiness segment, or $0.21 per diluted share, principally related to the previously disclosed cessation of sugar operations at Hawaiian Commercial & Sugar Company (HC&S). Earnings for the first quarter of 2015 were $25.3 million, or $0.51 per diluted share, and included positive after-tax earnings from the Agribusiness segment of $1.2 million, or $0.02 per diluted share. Excluding the Agribusiness impact, the largest negative variance in the quarter-over-quarter comparison relates to the first quarter 2015 closing of 328 units at the Waihonua condominium joint venture project.

Revenue for the first quarter of 2016 was $108.8 million, compared to revenue of $150.7 million for the first quarter of last year. Revenue declined due to fewer development sales, a decrease in asphalt prices and lower Agribusiness revenue due to lower sugar deliveries and power sales.

Segment results:

•	Leasing operating profit increased 6.8% in the first quarter from $13.2 million in 2015 to $14.1 million in 2016, due to the timing of acquisitions and dispositions and improved same-store performance.

•	Development & Sales reported an operating loss of $3.8 million in the quarter as sales of five joint venture units on Kauai were more than offset by Manoa Marketplace acquisition costs, and joint venture and other segment operating expenses. Operating profit from Development & Sales in the first quarter of 2015 was $32.0 million and primarily included the sale of 328 Waihonua condominium units.

•	The Materials & Construction segment contributed $8.0 million of operating profit in the first quarter of 2016, compared to $7.2 million in last year's first quarter, an increase of 11.1%. Increased material sales, increased tons paved and quarrying efficiency gains were the primary drivers of the improved quarter-over-quarter results.

•	Agribusiness operating losses for the first quarter of 2016 were $14.3 million and included $15.5 million of sugar cessation-related expenses. First quarter Agribusiness losses were lower than projected due primarily to the timing of some cost accruals and lower-than-expected costs for certain cessation-related activities. These results compare to Agribusiness operating profit of $1.9 million in the first quarter of 2015.

Corporate finance and other:

•	Interest expense declined from $7.1 million for the first quarter of 2015 to $6.9 million for the first quarter of 2016.

•	The Company recently entered into a forward interest rate swap to lock in an attractive rate of 3.135% on $60 million of future financing that is expected to be completed in the third quarter of 2016.

•	General corporate expenses were higher, increasing from $5.6 million from the first quarter of 2015 to $6.8 million for the first quarter of 2016. The increase was primarily due to increased professional services fees and higher personnel costs.

•	The Company reported an income tax benefit of $2.7 million in the quarter due to a net loss before taxes, primarily resulting from Agribusiness losses for the quarter. The Company’s effective tax rate of 27.8% in the first quarter of 2016 is lower than the statutory rate due primarily to the effect of state tax credits and the relative impact of other permanent differences between pre-tax GAAP income and taxable income.

Operating Performance

The Company furthered its strategy of increasing recurring income streams by expanding its Hawaii commercial portfolio and pursuing growth opportunities within its existing portfolio.

•	The strategic acquisition of the 139,300-square-foot, Safeway- and CVS/Longs-anchored Manoa Marketplace in January was a significant achievement in this regard and continues the steady migration of assets from the Mainland to Hawaii. The acquisition extends the Company's retail presence on Oahu, which is home to 70% of the state's population. Upgrades are planned and the Company is evaluating repositioning opportunities.

•	The Kailua Macy's building was turned over to A&B at end of the first quarter. Planning is progressing for a significant renovation of the existing building, which will bring new dining and retail options to Kailua. The Company is seeing strong leasing demand and is in active negotiations with multiple tenants for the anchor spaces in the building.

•	The 2015 opening of a 10,000-square-foot CVS/Longs drugstore has positively impacted performance at The Shops at Kukui'ula, A&B's 89,000-square-foot resort retail center adjacent to Kukui'ula. NOI from The Shops increased 40% in the first quarter of 2016, compared to last year, due in part to additional traffic drawn to the center by CVS/Longs.

In Development & Sales, The Collection is progressing on schedule for closings in the fourth quarter, while presales at the Company's 70-unit Keala o Wailea project, located at the Wailea Resort on Maui, have been positive. To date, 38 units have been presold under binding contract at an average price of $1.2 million. Site construction has commenced and the Company expects to begin delivering units in mid-2017. Also on Maui, presales of the first 170 units were launched in late April at Kamalani, a 630-unit master planned residential community on 95 acres in Kihei. These homes are affordably priced, beginning in the high $200,000s for a 2-bedroom home and in the mid-$300,000s for a 3-bedroom home, and are expected to be delivered in late 2017.

The Materials & Construction segment produced $10.4 million1 of EBITDA in the first quarter of 2016, compared to $9.5 million1 of EBITDA in the first quarter of 2015, primarily due to increased material sales, increased tons paved and quarrying efficiency gains. The segment's outlook continues to be positive with $226.7 million2 of construction backlog at the end of the first quarter, compared to $206.1 million2 at the end of the first quarter of 2015, and $226.5 million2 at the end of 2015.

In Agribusiness, the final sugar harvest began in March and is progressing well so far. The Company's previous full-year guidance regarding expected operating and sugar cessation book losses and the expectation that the cessation of sugar will be a cash neutral event remains unchanged. Several crop and cattle grazing trials are advancing, as is planning for the post-sugar diversified agriculture model.

In March, the Company agreed to invest $13.5 million in two solar facilities located in Mililani, Oahu totaling 6.5 megawatts. The facilities are expected to be placed in service in mid-2016 and will expand the Company's renewable energy portfolio to Oahu.

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES

CONDENSED INDUSTRY SEGMENT DATA, NET INCOME (LOSS)

(In Millions, Except Per Share Amounts, Unaudited)

	Three Months Ended March 31,
Revenue:	2016	2015
Real Estate:
Leasing	$34.8	$32.7
Development & Sales	0.3	36.5
Reconciling item[3]	—	(4.3)
Materials & Construction	50.7	56.9
Agribusiness	23.0	28.9
Total revenue	$108.8	$150.7

Operating Profit (Loss):
Real Estate:
Leasing	14.1	$13.2
Development & Sales	(3.8)	32.0
Materials & Construction	8.0	7.2
Agribusiness:
Agribusiness operations	1.2	1.9
HC&S cessation costs	(15.5)	—
Total operating profit	4.0	54.3
Interest expense	(6.9)	(7.1)
General corporate expenses	(6.8)	(5.6)
Reduction in KRS II carrying value	—	(0.1)
Income (loss) before income taxes	(9.7)	41.5
Income tax expense (benefit)	(2.7)	15.6
Net income (loss)	(7.0)	25.9
Income attributable to noncontrolling interest	(0.5)	(0.6)
Net income (loss) attributable to A&B shareholders	$(7.5)	$25.3

Earnings (Loss) Per Share[4]:
Basic - Net income (loss) available to A&B shareholders	$(0.15)	$0.52
Diluted - Net income (loss) available to A&B shareholders	$(0.15)	$0.51

Weighted average number of shares outstanding:
Basic	48.9	48.8
Diluted	48.9	49.3

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(In Millions, Unaudited)

	March 31, 2016	December 31, 2015
Assets
Current assets	$157.9	$152.5
Investments in affiliates	422.7	416.4
Real estate developments	184.9	183.5
Property, net	1,337.1	1,269.4
Intangible assets, net	60.4	54.4
Goodwill	102.3	102.3
Other assets	53.7	63.8
	$2,319.0	$2,242.3

Liabilities & equity
Current liabilities	$186.2	$184.7
Long-term debt, non-current portion	591.8	496.6
Deferred income taxes	197.7	202.1
Accrued pension and post-retirement benefits	59.5	59.7
Other non-current liabilities	52.3	60.5
Redeemable noncontrolling interest	11.6	11.6
Equity	1,219.9	1,227.1
	$2,319.0	$2,242.3

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES

CONDENSED CASH FLOW TABLE

(In Millions, Unaudited)

	Three Months Ended March 31,
	2016	2015

Cash flows from operating activities:	$5.5	$26.8

Cash flows from investing activities:
Capital expenditures for property, plant and equipment	(92.1)	(8.6)
Capital expenditures related to 1031 commercial property transactions	(6.3)	—
Proceeds from disposal of property and other assets	—	5.1
Proceeds from disposals related to 1031 commercial property transactions	—	4.6
Payments for purchases of investments in affiliates	(5.4)	(11.1)
Proceeds from investments in affiliates	0.3	33.4
Change in restricted cash associated with 1031 transactions	6.3	—
Net cash provided by (used in) investing activities	$(97.2)	$23.4

Cash flows from financing activities:
Proceeds from the issuance of long-term debt	$122.0	$20.0
Payments of long-term debt and deferred financing costs	(22.6)	(68.5)
Borrowings (payments) under line-of-credit, net	(2.9)	3.3
Dividends paid	(2.9)	(2.5)
Distributions to non-controlling interests	(0.5)	(1.1)
(Repurchase) proceeds from issuance of capital stock and other, net	0.8	(0.8)
Net cash provided by (used in) financing activities	$93.9	$(49.6)
Net increase in cash and cash equivalents	$2.2	$0.6

USE OF NON-GAAP FINANCIAL MEASURES

The Company calculates NOI as operating profit, less general and administrative expenses, straight-line rental adjustments, interest income, interest expense, depreciation and amortization, and gains on sales of interests in real estate. NOI is considered by management to be an important and appropriate supplemental performance metric because management believes it helps both investors and management understand the ongoing core operations of our properties excluding corporate and financing-related costs and noncash depreciation and amortization. NOI is an unlevered operating performance metric of our properties and allows for a useful comparison of the operating performance of individual assets or groups of assets. This measure thereby provides an operating perspective not immediately apparent from GAAP income (loss) from operations or net income (loss). NOI should not be considered as an alternative to GAAP net income as an indicator of the Company's financial performance, or as an alternative to cash flow from operating activities as a measure of the Company's liquidity. Other real estate companies may use different methodologies for calculating NOI, and accordingly, the Company's presentation of NOI may not be comparable to other real estate companies. The Company believes that the Real Estate Leasing segment's operating profit is the most directly comparable GAAP measurement to NOI. A reconciliation of Real Estate Leasing segment operating profit to Real Estate Leasing segment NOI is as follows:

	Three Months Ended March 31,
(dollars in millions)	2016	2015
Real Estate Leasing segment operating profit	$14.1	$13.2
Adjustments:
Depreciation and amortization	7.4	7.2
Straight-line lease adjustments	(0.5)	(0.6)
General and administrative expenses	1.4	1.1
Real Estate Leasing segment NOI	$22.4	$20.9
Percent change over prior comparative period	7.2%

The Company presents EBITDA for the Materials & Construction segment, which is a non-GAAP measure. The Company uses EBITDA when evaluating operating performance for the Materials & Construction segment because management believes that it provides insight into the segment’s core operating results, future cash flow generation, and the underlying business trends affecting performance on a consistent and comparable basis from period to period. The Company provides this information to investors as an additional means of evaluating the segment’s ongoing core operations. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company believes that Materials & Construction operating profit is the most directly comparable GAAP measurement to the segment's EBITDA. A reconciliation of segment operating profit to EBITDA follows:

	Three Months Ended March 31,
(dollars in millions)	2016	2015
Operating profit	$8.0	$7.2
Depreciation & amortization expense	2.9	2.9
Income attributable to non-controlling interest	(0.5)	(0.6)
EBITDA	$10.4	$9.5
Percent change over comparative period	9.5%

__________________________________________

[1]	This is a non-GAAP disclosure. See above for a discussion of management’s use of non-GAAP financial measures and required reconciliations from GAAP to non-GAAP measures.
[2]	Backlog represents the amount of revenue that Grace (and consolidated subsidiaries) and Maui Paving, LLC, a 50-percent-owned non-consolidated affiliate, expect to realize on contracts awarded, primarily related to asphalt paving and, to a lesser extent, Grace’s consolidated revenue from its construction- and traffic-control-related products. Backlog includes estimated revenue from the remaining portion of contracts not yet completed, as well as revenue from approved change orders. The length of time that projects remain in backlog can span from a few days for a small volume of work to 36 months for large paving contracts and contracts performed in phases. Maui Paving's backlog at March 31, 2016 and 2015 were $12.3 million and $30.2 million, respectively.
[3]	Represents commercial property sales that are classified as "Gain on sale of improved property" in the Condensed Consolidated Statements of Income, but reflected as revenue for segment reporting purposes.
[4]	Earnings per share available to A&B shareholders reflect $0.4 million of undistributed earnings allocated from redeemable noncontrolling interests.

ABOUT ALEXANDER & BALDWIN

Alexander & Baldwin, Inc. is a Hawaii-based public company, with interests in real estate development, commercial real estate, agriculture, materials and infrastructure construction. With ownership of nearly 88,000 acres in Hawaii, A&B is the state’s fourth largest private landowner, and one of the state’s most active real estate investors. The Company manages a portfolio comprising about five million square feet of leasable space in Hawaii and on the U.S. Mainland and is the largest owner of grocery-anchored retail assets in the state. A&B is also Hawaii’s largest materials company and paving contractor. Additional information about A&B may be found at www.alexanderbaldwin.com.

FORWARD-LOOKING STATEMENTS

Statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with pages 17-29 of Alexander & Baldwin, Inc.’s 2015 Form 10-K and other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.

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